                                                              EXHIBIT 10.1

January 9, 1997


Mr. Gregory D. Skirving
740 MacLean Avenue
Kenilworth, IL 60043

Re:  Employment Offer

Dear Greg:

On behalf of the Board of Directors of Meridian Industrial Trust, Inc. ("MIT"), I am pleased to hereby extend to you an offer of employment with MIT. The terms of employment, including your position with MIT and your initial salary, bonus, and other benefits, are set forth on Exhibit A attached hereto. Additionally, the initial job description which we have agreed upon for you is attached as Exhibit B.

Your employment with MIT will begin on January 15, 1997. You will be an "employee at will" and have the right to leave the employment of MIT at any time. Likewise, MIT will have the right to terminate your employment at any time for any reason.

POSITION AND DUTIES. MIT agrees to employ you, initially in the position of National Marketing Director and you agree to accept such employment. You agree to perform such services and to perform them in such job positions and during such hours as are designated for you by MIT. You agree to at all times abide by the policies, procedures and directions of MIT.

COMPENSATION. MIT agrees to initially pay you a starting annual base salary of $130,000.00. MIT may adjust that salary from time to time in its sole discretion in view of changes in your job duties and responsibilities, your job performance, the company's financial performance, and other similar business factors. You will also be entitled to participate in such benefit plans, including medical insurance, vacation and other benefits as are generally offered to other similarly situated employees of MIT. In addition, you will be entitled to participate in MIT's 1997 bonus plan; your potential bonus under that plan would range from $0 to $130,000.00. The terms for that plan are as follows:

     1. INCENTIVE COMPENSATION: Your targeted annual cash bonus is $130,000.00 or 100% of annual salary as a maximum. The bonus shall be discretionary, based upon performance objectives as defined by the Chief Executive Officer (30% of the maximum) and performance standards (see attached Exhibit A - 70% of maximum). The incentive compensation plan will be reviewed annually by the Board of Directors to assure its effectiveness in meeting the Company's objectives and properly compensating employees.

Page-2

     2. STOCK OPTIONS: 25,000 options to purchase MIT shares which will be granted at the closing price of MIT stock on the first day of your employment. The options will be granted, vested and otherwise subject to the terms of the Option Agreement, a copy of which will be separately delivered to you.

CONFIDENTIALITY. You acknowledge that as a result of the training and knowledge you will receive from MIT and the relationship of trust and confidence between the parties, you will come into possession of certain confidential information pertaining to MIT's business and operations. For purposes of this letter agreement, "confidential information" includes all information pertaining to MIT or its clients, customers, suppliers, agents, or vendors that has actual or potential economic value, is not generally known to the public, and could not be discovered by the general public through the exercise of ordinary diligence. Such information includes, but is not limited to, documents and information regarding personnel, products, customers, pricing, terms of sale, research and development, finances, business plans, customer lists, business opportunities, marketing strategy, and any similar items relating to the business of MIT. You agree that you will not, either during your employment with MIT or thereafter, disclose any confidential information to any third party, except with the express approval of MIT's President or his designee.

RETURN OF COMPANY PROPERTY INCLUDING CONFIDENTIAL MATERIALS. Upon the cessation of your employment, you agree to immediately surrender and deliver to MIT all company property, including without limitation all documents, records, materials, equipment, drawings, and other data, whether maintained in computerized form or otherwise, pertaining to any trade secrets or other confidential or proprietary information.

ENTIRE AGREEMENT. This letter agreement constitutes the sole and entire agreement between the parties concerning your employment and supersedes any and all other agreements between you and MIT, whether oral or written, implied or expressed. You acknowledge that while your salary, benefits, job title, and job duties may change from time to time without a written modification of this letter agreement, any such changes will not affect the validity of this letter agreement or the termination provisions contained in this agreement. Any modification to this letter agreement will be effective only if it is a written modification that expressly refers to this letter agreement and is signed by you and an authorized representative of MIT.

SEVERABILITY. If any provision of this letter agreement is held void or unenforceable for any reason, that provision shall be severed from the agreement, and all remaining provisions shall be valid and fully enforceable.

Page-3

LIFE INSURANCE: MIT's current plan as it may be amended from time to time. (Information to be furnished upon acceptance).

HEALTH INSURANCE. MIT's current plan as it may be amended from time to time. (Information to be furnished upon acceptance).

ANNUAL VACATION. You will be entitled to three weeks vacation, subject to supervisor approval, in accordance with company policy.

GOVERNING LAW. This letter agreement shall be construed, applied, and interpreted in accordance with he laws of the State of California.

We ask that you indicate your acceptance of this offer on or before January 14, 1997, by signing in the space provided below and returning the enclosed copy of this letter to me before then.

MERIDIAN INDUSTRIAL TRUST, INC.

By:
    -------------------------------------
     Allen J. Anderson
     Chairman and Chief Executive Officer


AGREED TO AND ACCEPTED:


---------------------------------
Gregory D. Skirving
Date:
     ----------------------------

Page-4

                                  EXHIBIT A


                           MERIDIAN INDUSTRIAL TRUST

                        EXECUTIVE COMPENSATION PROGRAM

                        PERFORMANCE BENCHMARK SUMMARY

MIT wishes to reward its management team with an annual cash bonus award for superior performance. Our philosophy is that we pay competitive base salaries to achieve above average performance and incentive compensation is paid to reward superior performance. A range of incentive opportunities has been developed including threshold, target and maximum earning levels. The program is designed to deliver median total annual compensation at target levels of performance and upper quartile compensation as maximum performance levels are reached. It should be noted that performance measures and standards and their allocation will be reviewed on an annual basis by the Board of Directors.

                            INCENTIVE COMPENSATION

Currently, MIT has an Incentive Compensation program which shall be determined on a basis which is 30% discretionary and 70% benchmarked to performance standards. Performance standards, which will be agreed upon as soon as possible, may include two equally weighted components, new business generated and prospect calls made during the calendar year.

DISCRETIONARY AWARDS

Page-5

Subjective cash bonuses will be awarded in the sole discretion of the board of directors. Measures such as achieving individual goals, contribution to the team effort and other non-quantifiable, positive contributions to the Company will be considered in making these awards.


BENCHMARKED PERFORMANCE

The following parameters and weighting will apply in determining the annual bonus award:


PERFORMANCE MEASURES



Bonus Level                  New Business        Prospect Calls

Threshold (discretionary)    To Be Determined    To Be Determined


Target (50% of maximum)      To Be Determined    To Be Determined


Maximum (100% of maximum)    To Be Determined    To Be Determined

Page-6

                               Job Description


                          National Marketing Director


DUTIES

Principal responsibility is to represent the Company as an integral team member in presentations to meet the distribution space needs of current and
prospective tenants.   It is contemplated that the Company will have two or
more National Marketing Directors (NMD's) who will also coordinate their efforts on a regional basis. The incumbents will have primary responsibility for the successful direction and execution of marketing duties as described herein. This position requires significant travel and new prospect calls in addition to management duties.

The NMD's will take primary responsibility to initiate contact with prospective tenants, develop relationships with key real estate decision makers in Fortune 1000 companies and work closely with asset managers with
regard to existing tenants.   In this context, meeting the distribution space
needs of prospective and existing tenants includes making them aware of existing space inventory owned by the Company, soliciting RFP's and direct opportunities for build to suit transactions and acquiring excess property from prospects and tenants as part of an expanded relationship.

Once an opportunity is identified, the NMD's will work closely with asset managers, acquisition officers, investor relations manager and senior real estate personnel to develop professional, competitive proposals and marketing materials which are designed to position the Company as the "premier industrial property company" in the United States. The NMD's will enlist those team members as needed to assure that proposals and presentations are accurate, thorough and up to date documents which meet the Company's high standards. The NMD's will have primary responsibility for the presentation of all marketing materials and responses to RFP's.

The NMD's will develop an annual marketing plan which is consistent with the Company's objectives and includes specific objectives for (i) new business development, (ii) a budget for marketing materials, (iii) a budget for travel and entertainment, (iv) a plan for coordinating activity within the Company,
(v) a targeted list of new prospects, and (vi) a targeted list of other industry participants ( consultants, industrial engineers, warehousing firms etc.) which will be regularly contacted to prospect for opportunity.

Page-7

NMD's are expected to represent the Company through active participation in industry trade organizations such as CLM, IDRC, WREC, NACORE, etc. and local/regional industrial property organizations.

REPORTING

The position reports directly to the CEO. However, close coordination is required with real estate staff and regional office managers to assure teamwork and continuity. On a monthly basis, the NMD's will report on marketing efforts and competitive positioning to the Company's senior management team.